UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: Date of Earliest Event Reported:	September 13, 2007 September 7, 2007

BOISE CASCADE HOLDINGS, L.L.C.

(Exact name of registrant as specified in its charter)

Delaware	333-122770	20-1478587
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1111 West Jefferson Street
P.O. Box 50
Boise, Idaho 83728
(Address of principal executive offices) (Zip Code)

(208) 384-6161
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under theExchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under theExchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

Aldabra 2 Transaction

On September 7, 2007, Boise Cascade, L.L.C. (“Boise Cascade”), Boise Paper Holdings, L.L.C., Boise White Paper, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp., Aldabra 2 Acquisition Corp. (“Aldabra 2”), and Aldabra Sub LLC entered into a Purchase and Sale Agreement (“Purchase Agreement”). Pursuant to the Purchase Agreement, Aldabra 2 will acquire, through Aldabra Sub LLC, all of the equity interests of Boise Paper Holdings, L.L.C., which will at such time be the holder of all of the equity interests of Boise White Paper, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp., and other assets relating to the paper, packaging and newsprint, and related transportation businesses of Boise Cascade. The purchase price for the acquisition is approximately $1.625 billion, of which approximately $1.338 billion will be paid in cash and the balance will be paid through the issuance of shares of common stock, par value $.0001 per share, of Aldabra 2 (“Aldabra 2 Common Stock”). The purchase price is subject to adjustment based upon the working capital of the acquired paper, packaging and newsprint businesses and of Aldabra 2 and its subsidiaries at closing, with the purchase price adjustment to be satisfied through the issuance or redemption of shares of Aldabra 2 Common Stock. The number of shares of Aldabra 2 Common Stock to be issued to Boise Cascade upon closing of the transaction will be based upon the average closing price per share of Aldabra 2 Common Stock during the 20 day period ending three days prior to the closing of the transaction. Aldabra 2 and Boise Cascade have agreed that for purposes of this calculation, the average closing price will not be higher than $10.00 or lower than $9.54. Assuming an average closing price of $9.77 (the midpoint of the range), Boise Cascade would receive approximately 34.511 million shares of Aldabra 2 Common Stock, representing approximately 40% of Aldabra 2’s issued and outstanding shares post-closing. This calculation also assumes no Aldabra 2 shareholders elect to exercise their conversion rights, no adjustments to the purchase price based upon Boise Cascade working capital, a $12 million purchase price adjustment based upon Aldabra 2's expected cash balance at closing, and a primary share count of 86.261 million shares post-closing.

The Purchase Agreement has been approved and adopted by Boise Cascade’s board of directors, but is subject to customary closing conditions, including, among others, the termination or expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the approval of Aldabra 2’s stockholders. In addition, the closing is conditioned on (1) the holders of fewer than 40% of the shares of common stock of Aldabra 2 issued in its initial public offering voting against the transaction and electing to convert those shares into cash, as permitted by Aldabra 2’s certificate of incorporation, and (2) the obtaining of $946 million in debt financing.

The description of the Purchase Agreement contained in this Report on Form 8-K is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 and is incorporated by reference.  The Purchase Agreement contains representations and warranties that the parties made to and solely for the benefit of each other.  The assertions embodied in those representations and warranties are qualified in information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Purchase Agreement.  Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules.  These disclosure schedules contain information that has been included in the parties’ prior public disclosures, as well as potential additional non-public information.  Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Purchase Agreement, which subsequent information may not be fully reflected in the parties’ public disclosures.

Item 8.01           Other Events.

Aldabra 2 Transaction News Release

On September 7, 2007, Boise Cascade issued a news release announcing the execution of the Purchase Agreement, a copy of which news release is filed as Exhibit 99.1 to this Report on Form 8-K. Exhibit 99.1 is incorporated by reference into this Item 8.01.

Redemption of Senior Floating Rate Notes

On September 13, 2007, Boise Cascade, L.L.C. and Boise Cascade Finance Corporation (“Co-Issuers”) notified the holders of the Senior Floating Rate Notes due 2012 (the “Notes”) that all of the outstanding $250,000,000 in aggregate principal of Notes will be redeemed. The redemption is pursuant to an Indenture, dated October 29, 2004 (as supplemented, the “Indenture”), between Boise Cascade, L.L.C., Boise Cascade Finance Corporation, the other guarantors named in the Indenture, and U.S. Bank National Association, as Trustee.

Pursuant to the Notes and the terms of the Indenture, the Notes will be redeemed on October 15, 2007, at a redemption price equal to 100% of the principal thereof, which amount is equal to $1,000 per $1,000 principal amount, plus accrued and unpaid interest up to the redemption date of an aggregate of $5,261,250. Upon redemption, the Notes will cease to be outstanding and no further interest will accrue on the Notes after October 15, 2007. The Co-Issuers will fund the redemption from proceeds of a $200 million delayed term loan arranged by JPMorgan and other sources of funds available to the Co-Issuers, including existing cash balances.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed as part of this Report on Form 8-K:

	Exhibit Number	Description

Exhibit 2.1

Purchase and Sale Agreement dated September 7, 2007, by and among Boise Cascade, L.L.C., Boise Paper Holdings, L.L.C., Boise White Paper, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp., Aldabra 2 Acquisition Corp., and Aldabra Sub LLC

	Exhibit 99.1	Boise Cascade News Release dated September 7, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE CASCADE HOLDINGS, L.L.C.

By	/s/ Karen E. Gowland
Karen E. Gowland
Vice President, General Counsel and
Corporate Secretary

Date:  September 13, 2007